Exhibit 99.1

Osiris Therapeutics Reports Third Quarter 2007 Financial Results

COLUMBIA,  Maryland — November 12, 2007 - Osiris Therapeutics, Inc. (NASDAQ:OSIR), a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas, announced today its results for the third quarter ended September 30, 2007.  For the quarter, the Company achieved 60% sales growth in its Osteocel product line, secured $30 million in financing commitments, and made significant progress advancing its product pipeline.

“2007 continues to be a transformative year, driven by the hard work of the outstanding Osiris team,” said C. Randal Mills, Ph.D., the Company’s President and Chief Executive Officer.  “As we look ahead, Osiris is very well positioned for substantial growth, having put in place critical elements including a strong cash position, a successful commercial product line that continues to grow, and a steadily advancing late stage clinical pipeline.  Today, Osiris is a more mature and better diversified biotechnology company, with multiple facets of our business each capable of generating value, and together providing an abundant stream of catalysts.”

Highlights Include

•                  10,000th patient treated with Osteocel

•                  Third quarter Osteocel revenue increased 60% over the same period last year

•                  Secured $30 million financing commitment from Friedli Corporate Finance, Inc.

•                  Partnered with Genzyme Corporation to develop medical countermeasures for Nuclear and Radiological Threats

•                  Received $4 million funding commitment from Juvenile Diabetes Research Foundation

•                  Obtained FDA approval of a new IND for diabetes and clearance to conduct a Phase II trial evaluating Prochymal for the treatment of type 1 diabetes

•                  Received FDA clearance to initiate a Phase III pivotal trial using Prochymal as a first line therapy for acute GvHD

Financial Highlights for Third Quarter

Sales of Osteocel were $4.0 million in the third quarter of 2007 compared to $2.5 million in the third quarter last year.  Other revenues were $0.3 million for both the third quarter of 2007 and 2006. We reported a net loss of $10.4 million for the third quarter of 2007 compared to a net loss of $15.6 million for the third quarter of 2006. The third quarter of 2006 included $7.0 million of non-recurring, non-cash charges associated with the completion of our Initial Public Offering.  Research and development expenses were $10.8 million for the third quarter of 2007 compared to $9.2 million for the third quarter of 2006.  The 2007 third quarter loss was largely the result of the continued advancement of our clinical trials.  During the third quarter, our net cash burn was $10.7 million and at the end of the third quarter, we had cash and short-term investments of $22.3 million.  Following the close of the quarter, we secured a $30 million in debt/equity financing commitment from Friedli Corporate Finance, Inc. which is owned by our Chairman and largest stockholder, Peter Friedli.

General and administrative (G&A) expenses were $1.7 million for the third quarter of 2007 compared to $5.3 million for the third quarter of 2006. The third quarter of 2006 included $4.4 million of share-based compensation expense that was recognized in connection with the completion of our IPO.  G&A expenses, exclusive of these non-recurring, non-cash charges, were $0.9 million in the third quarter of 2006. The increase in G&A expenses in the third quarter of 2007 as compared to 2006 exclusive of non-cash charges was largely driven by costs associated with our status as a public company.

Webcast and Conference Call

The Company has scheduled a webcast and conference call to discuss its financial results today, November 12th, at 9:00 AM EST. To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm. Alternatively, callers may participate in the conference call by dialing (877) 440-5807 (U.S. participants) or (719) 325-4889 (international participants).

A replay of the conference call will be available approximately two hours after the completion of the call through November 26, 2007. Callers can access the replay by dialing (888) 203-1112 (U.S. participants) or (719) 457-0820 (international participants). The audio replay passcode is 4808002. To access a replay of the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. Osiris currently markets and sells Osteocel® for regenerating bone in orthopedic indications. Prochymal™ is in Phase III clinical trials for both Graft versus Host Disease and Crohn’s disease and is the only stem cell therapeutic currently designated by FDA as both an Orphan Drug and Fast Track product. Osiris has also partnered with Genzyme Corporation to develop Prochymal™ as a medical countermeasure to nuclear terrorism and other radiological emergencies.  The Company’s pipeline of internally developed biologic drug candidates under evaluation also includes Chondrogen™ for arthritis in the knee, and Provacel™, for repairing heart tissue following a heart attack. Osiris is a fully integrated company, having developed capabilities in research, development, manufacturing, marketing and distribution of stem cell products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology in the United States and a number of foreign countries including 47 U.S. and 215 foreign patents owned or licensed. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates; our cash needs; patents and proprietary rights; ability of our potential products to treat disease; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact Erica Elchin at 443.545.1834.

OSIRIS THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
Amounts in thousands except per share amounts

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash	$584	$714
Short-term investments	21,756	38,467
Accounts receivable	1,759	1,596
Inventory and other current assets	3,444	2,858
Total current assets	27,543	43,635

Property and equipment, net	6,784	3,942
Restricted cash	280	297
Deferred financing costs, net	385	567
Other assets	333	727
Total assets	$35,325	$49,168

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,904	$8,339
Note payable, current portion	—	49
Capital lease obligations, current portion	1,178	1,129
Deferred revenue, current portion	635	952
Total current liabilities	8,717	10,469

Note payable, net of current portion	25,000	25,000
Capital lease obligations, net of current portion	11	895
Deferred revenue, net of current portion	—	397
Long-term interest payable and other liabilities	1,420	1,120
Total liabilities	35,148	37, 881

Stockholders’ equity:
Common stock, $.001 par value, 90,000 shares authorized 29,230 and 27,321 shares outstanding in 2007 and 2006	29	27
Additional paid-in-capital	220,000	198,763
Accumulated deficit	(219,852)	(187,503)
Total stockholders’ equity	177	11,287
Total liabilities and stockholders’ equity	$35,325	$49,168

OSIRIS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited) Amounts in thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Product sales	$4,003	$2,539	$9,255	$5,333
Cost of goods sold	1,826	1,113	4,230	2,364
Gross profit	2,177	1,426	5,025	2,969

Revenue from collaborative research licenses and royalties	294	302	868	895

Operating expenses:
Research and development	10,842	9,242	32,455	24,532
General and administrative	1,689	5,300	4,696	7,647
Total operating expenses	12,531	14,542	37,151	32,179

Loss from operations	(10,060)	(12,814)	(31,258)	(28,315)

Interest expense, net	(330)	(2,751)	(1,091)	(3,976)

Net loss	$(10,390)	$(15,565)	$(32,349)	$(32,291)

Basic and diluted net loss per share	$(0.36)	$(0.75)	$(1.15)	$(2.47)

Weighted average common shares (basic and diluted)	29,230	20,769	28,234	13,063

OSIRIS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited) Amounts in thousands

	Nine Months Ended September 30,
	2007	2006
Cash flows from operations:
Net loss	$(32,349)	$(32,291)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,341	1,139
Non cash share-based payments	1,230	5,887
Non cash interest expense	182	3,961
Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	(163)	(39)
Inventory and other current assets	(586)	(1,579)
Other assets	393	(78)
Accounts payable and accrued expenses	(1,366)	2,956
Deferred revenue	(714)	(714)
Long-term interest payable and other liabilities	299	(1,996)
Net cash used in operations	(31,733)	(22,754)

Cash flows from investing activities:
Purchases of property and equipment	(4,184)	(933)
Redemption of short-term investments	35,787	26,586
Purchase of short-term investments	(18,730)	(35,805)
Net cash provided by (used in) investing activities	12,873	(10,152)

Cash flows from financing activities:
Principal payments on capital lease obligations and notes payable	(896)	(808)
Restricted cash	17	(113)
Proceeds from the issuance of common stock, net of offering costs	20,009	34,795
Payment of debt financing costs	(400)	—
Net cash provided by financing activities	18,730	33,874

Net (decrease) increase in cash	(130)	968
Cash at beginning of period	714	597
Cash at end of period:	$584	$1,565